UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2018

BLACKROCK CAPITAL INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00712	20-2725151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

40 East 52nd Street

New York, NY 10022

(Address of principal executive offices)

(212) 810-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 7.01.	REGULATION FD DISCLOSURE.

BlackRock Advisors, LLC (“BlackRock Advisors”) began serving as the investment manager of BlackRock Capital Investment Corporation (the “Company”) on March 6, 2015, the date on which the Advisor acquired certain assets of the Company’s previous investment adviser (the “Acquisition Date”). On January 16, 2018, BlackRock Advisors assigned its management agreement with the Company to a wholly owned subsidiary, BlackRock Capital Investment Advisors, LLC (together with BlackRock Advisors, the “Advisor”) pursuant to Rule 2a-6 of the Investment Company Act of 1940.  There was no change to the fees paid under the management agreement, nor to the personnel overseeing the provision of investment management services to the Company.  For the Advisor’s marketing purposes unrelated to the Company, the Advisor has calculated an implied IRR (internal rate of return) for that portion of the Company’s portfolio which was invested on or after the Acquisition Date. Such implied IRR has been calculated gross of any fees and expenses as well as net of Applicable Fees (defined below). As a result, we are providing the information below. The calculation covers a period (the “Calculation Period”) beginning on the Acquisition Date and ending on March 31, 2018 (the “Calculation End Date”).

The implied IRR calculation includes the performance of all new monies invested during the Calculation Period. For such investments exited during the Calculation Period, all actual cash inflows and outflows during the Calculation Period that were attributable to the investment were used to calculate the implied IRR. For all other such investments, the implied IRR was calculated (i) using all actual cash inflows and outflows during the Calculation Period that were attributable to the investment and (ii) assuming that the fair market value of the investment as well as any accrued but unpaid interest on the Calculation End Date were realized in cash as of such date. For the Calculation Period, such implied IRR was 13.3% on a gross basis and 9.2% on a net basis, based on $800 million of cash invested in 37 different investments across 30 companies, of which 10 investments across 9 companies were exited during the Calculation Period. For the Calculation Period, the implied IRR on these 10 exited investments was 14.7% on a gross basis and 10.5% on a net basis based on $206 million of cash invested. The implied IRR for the remaining 27 investments across 21 companies was 12.6% on a gross basis and 8.5% on a net basis based on $594 million of cash invested.

Internal rate of return is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the sale, repayment or other exit of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized.

The implied IRRs on a gross basis are calculated using cash flows that are gross of any fees, costs or expenses incurred by the Company. The implied IRRs on a net basis are calculated using cash flows that are net of Applicable Fees. “Applicable Fees” equal the annualized base management fee, incentive management fee (before giving effect to any fee waiver during the most recent fiscal quarter) and operating expense (excluding base fee, incentive fee and interest and credit facility fees), respectively, incurred by the Company during the most recent fiscal quarter (Q1 2018) expressed as a percentage of total investments of the Company, at fair market value, as of the end of Q4 2017. The Applicable Fees are applied to total invested capital throughout the Calculation Period for the purpose of calculating net implied IRR. Because the net implied IRR is calculated on the basis of the Company’s gross assets and IRR is not affected by the amount of the Company’s leverage, Applicable Fees do not include leverage expenses and are expressed as a percentage of the Company’s total invested capital (instead of being expressed as a percentage of the Company’s net assets, as expenses typically are expressed in the Company’s financial statements).

The Applicable Fees are calculated solely for the Advisor’s marketing purposes unrelated to the Company. Investors should not rely upon the gross or net implied IRRs shown above as a measure of the performance of the Company or its portfolio. There is no assurance that the fee and expense assumptions used for these calculations will be representative of fees and expenses incurred by the Company.

The implied IRRs shown above reflect only the performance of new monies invested during the Calculation Period and not the performance of the entire investment portfolio of the Company over any period of time. We would expect that any such implied IRR for the entire investment portfolio would be lower than the implied IRRs shown here. Investors should not rely upon the implied IRRs shown above as a measure of the performance of the Company or its portfolio as they do not represent returns experienced by an owner of the Company’s common stock. A common stockholder’s actual returns are subject to higher expense ratios when expenses are expressed as a percentage of the Company’s net assets and leverage expenses are included. There can be no assurance that these implied IRRs could be generated in the future for any investment.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKROCK CAPITAL INVESTMENT CORPORATION

Date: May 31, 2018	By:	/s/ Michael Pungello
		Name:	Michael Pungello
		Title:	Interim Chief Financial Officer and Interim Treasurer